UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 6, 2011
Henry Schein, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-27078 (Commission File Number)	11-3136595 (IRS Employer Identification No.)

135 Duryea Road, Melville, New York (Address of principal executive offices)	11747 (Zip Code)

Registrant’s telephone number, including area code: (631) 843-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Amendment and Restatement of Stanley M. Bergman’s Employment Agreement
     On October 6, 2011, Henry Schein, Inc. (the “Company”) and Stanley M. Bergman, Chairman of the Board of Directors and Chief Executive Officer of the Company (the “Executive”) entered into an amendment and restatement (the “Restated Agreement”) of the current employment agreement by and between the Company and the Executive entered into on December 31, 2008 (the “Current Agreement”). The Restated Agreement becomes effective December 31, 2011, the date the Current Agreement expires. The terms of the Restated Agreement are substantially similar to the Current Agreement, except as set forth below.
     The Restated Agreement provides for a five-year term expiring on December 31, 2016, with successive one year extensions, unless the Company provides at least 6 months notice of non-renewal, subject to the Executive’s refusal within 90 days after notice of extension. The Restated Agreement eliminates the gross-up payment for golden parachute excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and provides that any amounts payable upon a change in control are cut-back to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due to the Executive after imposition of the excise tax would be greater (in which case no reduction will occur). The tax gross-ups on lifetime medical benefits and car continuation benefits have also been eliminated.
     The Restated Agreement provides that (1) any pro rata incentive compensation that may become payable to the Executive upon certain terminations will be based on actual results for the year in which the termination occurs, and (2) the post-termination office support benefit to which the Executive is entitled upon certain terminations is enhanced by an additional year.
     The Restated Agreement also includes an acknowledgement that any incentive compensation paid to the Executive will be subject to any clawback policy adopted or implemented by the Company in respect of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or in respect of any other applicable law or regulation.
     The above summary is qualified in its entirety by the Restated Agreement, attached hereto as Exhibit 10.1 and incorporated by reference.
Stanley M. Bergman’s Restricted Stock Unit Grant
     In order to entice the Executive to accept the terms of the Restated Agreement, the Compensation Committee of the Company’s Board of Directors offered to the Executive a grant of restricted stock units (“RSUs”) under the Company’s 1994 Stock Incentive Plan (as amended and restated as of March 27, 2007), as amended from time to time (the “Plan”), to be effective on November 15, 2011, subject to the Executive’s continued employment through such date. The number of RSUs granted will equal $5 million divided by the 20-trading day volume weighted average price of the Company’s common stock for the period immediately prior to November 15, 2011. Except with respect to pro rata or full acceleration of the vesting of the RSU grant that will apply in the event of certain termination events, the RSUs will become vested on December 31, 2016, subject to the attainment of a specified cumulative 5 year adjusted earnings per share performance target and the Executive’s continued employment through such date. Once vested, the RSUs will generally be settled within 30 days of the specified event except that upon certain terminations, the pro rata vested portion of RSUs will be settled on the 6 month anniversary of termination of employment, with any remaining RSUs that vest on December 31, 2016 generally being settled within 30 days of December 31, 2016 or, if earlier, following a change in control.

In recognition of the November 15, 2011 grant date of the RSUs, the Company and the Executive have entered into a separate agreement pursuant to which, solely in the event of the Executive’s death prior to November 15, 2011, and subject to the Executive’s continued employment through the date of death, the Company will make a lump sum payment in the amount of $5 million to the Executive’s spouse, or, if no spouse, the Executive’s estate, within 30 days following the date of death, subject to applicable withholding. In the event that such payment is made, any rights that the Executive, his spouse or his estate may have with respect to the grant of the RSUs will be extinguished in their entirety.
     The above summary is qualified in its entirety by the Restricted Stock Unit Agreement, attached hereto as Exhibit 10.2, and the Letter Agreement, attached hereto as Exhibit 10.3, both of which are incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.

10.1	Amended and Restated Employment Agreement dated as of December 31, 2011, by and between Henry Schein, Inc. and Stanley M. Bergman.
10.2	Restricted Stock Unit Agreement Pursuant to the Henry Schein, Inc. 1994 Stock Incentive Plan (as amended and restated as of March 27, 2007).
10.3	Letter Agreement dated October 6, 2011 by and between Henry Schein, Inc. and Stanley M. Bergman.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HENRY SCHEIN, INC. (Registrant)
Date: October 11, 2011	By:	/s/Michael S. Ettinger
Michael S. Ettinger
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit
10.1	Amended and Restated Employment Agreement dated as of December 31, 2011, by and between Henry Schein, Inc. and Stanley M. Bergman.
10.2	Restricted Stock Unit Agreement Pursuant to the Henry Schein, Inc. 1994 Stock Incentive Plan (as amended and restated as of March 27, 2007).
10.3	Letter Agreement dated October 6, 2011 by and between Henry Schein, Inc. and Stanley M. Bergman.